Exhibit 10.1

AMERESCO INC.
EXECUTIVE MANAGEMENT TEAM
ADDITIONAL ANNUAL INCENTIVE PERFORMANCE PROGRAM

Background

Historically, the Company’s Executive Compensation Program, as set forth in the Company’s Schedule 14A Proxy filings, has included base salaries, annual incentive bonuses, equity incentive awards, and other employee benefits. This Executive Management Team Annual Incentive Performance Program (the “AIPP” or the “Plan”) is being established as an additional element of Executive Compensation to provide an additional incentive opportunity, over and above the already established annual incentive bonuses and equity incentive awards, and further align Executive Compensation with the Company’s earnings growth and return on equity goals.

Participants

Eligible employees (“Participants”) shall include the Section 16 Executive Officers, as determined by the Board of Directors (the “Board”) and identified in the Company’s SEC filings and, at the recommendation of the CEO and with the approval of the Compensation Committee, such other key senior executives of the Company that have been designated by the CEO as members of the Executive Management Team (the “EMT”) and regularly participate in the monthly Executive Management Team Meetings.

Purpose of the Plan

Whereas the annual incentive bonus element of Executive Compensation incentivizes the EMT to achieve various goals related to their individual, business unit, and/or functional area performance - and will continue to do so - this AIPP is being established in addition to the annual incentive bonus program to further align the EMT incentives with our shareholders and create shareholder value through earnings growth and return on equity of the overall Company.

Design of the Plan

The AIPP has been designed to incentivize the EMT to work together and individually to achieve the Company’s growth objectives, through achievement of the Company’s annual Contracted Sales, Awards, Revenue, and Adjusted EBITDA goals (the “AIPP Goals”), as established by the Compensation Committee each year, taking into account management’s recommendations.

Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, share- based compensation, restructuring, and asset impairment charges. In the event of an acquisition, divestiture or other significant non-cash or unusual expenditure, the Adjusted EBITDA metric may be adjusted as approved by the Compensation Committee.

Effective Date of the Plan

The Effective Date of this Plan is January 1, 2017. The “Plan Year” is the Company’s fiscal year, which begins on January 1st and ends on December 31st. The Plan will continue in force unless and until amended or terminated as set forth elsewhere herein.

Administration of the Plan

The AIPP will be administered by the Compensation Committee. Payments made pursuant to the AIPP, if any, shall be approved by the Compensation Committee or, in the case of payments to the CEO, recommended by the Compensation Committee and approved by the independent members of the Board of Directors.

Modification or Termination of the Plan

This Plan may be modified, amended, terminated or otherwise changed at the sole discretion of the Company by the Compensation Committee. In such an event, the Company shall provide written notice to each of the eligible Participants regarding those changes.

Establishing the AIPP Incentive Pool

Incentives paid under the AIPP will be made once per fiscal year and shall be in addition to any payments made pursuant to the annual incentive bonus program and in addition to any equity incentive awards.

Prior to finalizing the Company’s audited financial statements and annual report on Form 10-K for a given Plan Year, if the Company achieves 100% of the AIPP Goals for Contracted Sales, Awards, and Revenue and 100% of the AIPP Goal for Adjusted EBITDA, and only if the Company has achieved such level of performance against the AIPP Goals, then an incentive pool (the “AIPP Incentive Pool”) will be established and accrued as an expense in the fiscal period corresponding with the Plan Year in an amount determined as follows:

•	In the event the Adjusted EBITDA for the Plan Year is less than the AIPP Goal for Adjusted EBITDA, the amount of the AIPP Incentive Pool shall be zero ($0).

•
In the event the Adjusted EBITDA for the Plan Year, prior to determination of the AIPP Incentive Pool, exceeds the AIPP Goal for Adjusted EBITDA, The AIPP Incentive Pool shall be equal to an escalating percentage of the incremental Adjusted EBITDA above the AIPP Goal for Adjusted EBITDA as follows:

Amount of Adjusted EBITDA in Excess of AIP Goal	% of Incremental Adjusted EBITDA Allocated to AIPP Pool	Funding Amount to AIPP Pool
$0 - $1 million	20%	$0 to $200,000
> $1m to $2 million	21%	$210,000 to $420,000
> $2m to $3 million	22%	$440,000 to $660,000
> $3m to $4 million	23%	$690,000 to $920,000
> $4m to $5 million	24%	$960,000 to $1,200,000
Greater than $5 million	25%	$1,250,000 - Unlimited

•	There will be no cap on the size of the AIPP Incentive Pool.

•	The Compensation Committee shall certify attainment of the AIPP Goals.

Payments under the Plan

•
As soon as practical following the issuance of the Company’s annual report on Form 10-K , the CEO shall develop a recommended schedule of AIPP incentive payments for each Participant based upon the CEO’s assessment of each Participant’s relative contribution to the Company’s success. The CEO’s recommendations shall be made in his sole discretion and may be in any amount provided, however, that in no case shall the sum of all recommended payments exceed the AIPP Incentive Pool amount.

•
The CEO shall submit the recommended schedule of AIPP incentive payments to the Compensation Committee for final review and approval after the filing of the Company’s annual report on Form 10-K. Payments shall be made to Participants as soon as practical after approval by the Compensation Committee or, in the case of the CEO, approval by the independent members of the Compensation Committee.

•
There shall be no cap on the amount of incentive an individual Participant may receive under the AIPP provided, however, that in no case shall the aggregate amount of incentives paid to all eligible Participants under the AIPP exceed the approved AIPP Incentive Pool amount. Further, payments made under this AIPP are intended to be in addition to, and over and above, any annual incentive bonus or equity incentive awards the Participant may otherwise be eligible for. It is the intention of the Company that any such annual incentive bonus or equity incentive awards earned by a Participant shall not be reduced as a result of participation in the AIPP.

•
All payments made under this Plan will be treated for income tax withholding purposes as supplemental wages; however, payments made under this Plan will not be considered as earnings for the purposes of the Company’s qualified retirement plans or any such retirement or benefit plan unless specifically provided for under such plan.

•
To be eligible for any payment under the Plan, a Participant must be an active executive of Ameresco, Inc., or one of its subsidiaries, on the date actual Plan payments are made. Notwithstanding the foregoing, a Participant whose status as an active employee is changed during the Plan Year for reason of death, disability, retirement, or leave of absence may be considered for a pro- rata award for the period during which they were actively employed and, in the event of the participant's death, any award that would otherwise have been paid to a Participant shall be paid to the Participant’s spouse or, if none, to the Participant’s estate.